Exhibit 10.2

LIQUIDITY EVENT AGREEMENT

The undersigned (“Shareholder”) is a holder of shares of common stock (the “Shares”) of Skypersonic, Inc., a Michigan corporation (the “Company”). In connection with a proposed purchase by Red Cat Skypersonic, Inc, a Nevada corporation (“Purchaser”), an affiliate of Red Cat Holdings, Inc., a Nevada corporation (“Red Cat”), of 100% of the issued and outstanding capital stock of the Company in exchange for newly issued shares of Red Cat (the “Transaction”), Shareholder and the Company hereby agree as follows:

1. The closing of the contemplated Transaction will constitute a Liquidity Event, as such term in defined in certain SAFE Agreements (the “SAFE Agreements”) between the Company and various investors identified on Exhibit A attached hereto (the “SAFE Investors”).

2. Notwithstanding any provision of the SAFE Agreements to the contrary concerning the amount or the shares of common stock of the Company to which the SAFE Investors would be entitled to receive upon the occurrence of a Liquidity Event, for Shareholder’s Shares upon the closing of the Transaction, Shareholder agrees to accept in the Transaction Shareholder’s proportionate share of the total Transaction consideration to be paid by Red Cat at or in connection with the Closing, as allocated to Shareholder on Exhibit A attached hereto. In the event the purchase price to be paid by the Purchaser in the Transaction is reduced to an amount that is less than $3,000,000, the amount of such reduction shall be allocated among those who are currently holders of the Company’s common stock and those who are currently holders of all SAFE Agreements in accordance with the Ultimate Sharing Ratios specified in Exhibit A

3. Shareholder acknowledges and agrees that 50% of the Transaction consideration will be deposited into escrow for a period of one (1) year following the closing as security for any indemnification claims which may be asserted by Red Cat or Purchaser based on any breach or violation of any of the representations and warranties contained in the Share Purchase Agreement. Shareholder further agrees that the number of any escrowed shares which are forfeited as a result of a successful indemnification claim by Red Cat or Purchaser based on a breach or violation of any representation or warranty of or concerning the Company contained in the Share Purchase Agreement shall be allocated among those who are currently holders of the Company’s common stock and those who are currently holders of all SAFE Agreements in accordance with the Ultimate Sharing Ratios specified in Exhibit A.

4. If the Transaction does not close, this Liquidity Event Agreement shall terminate and Shareholder’s rights shall continue unaffected by any provision hereof.

SHAREHOLDER:	COMPANY:

Skypersonic, Inc.,
a Michigan corporation

_______________________	By: __________________________
Giuseppe Santangelo	Giuseppe Santangelo

Dated: February ____, 2021	Its: Chief Executive Officer Dated: February ____, 2021